Consent of Independent Auditors

We consent to the use in the Annual Report on Form 10-K under the Securities Exchange Act of 1934 of S&T Bancorp, Inc. for the year ended December 31, 1997, of our report dated February 10, 1997 insofar as such report relates to the financial statements of Peoples Bank of Unity for the years ended December 31, 1996 and 1995.


/s/S.R. Snodgrass, A.C.


Wexford, Pennsylvania
March 23, 1998